EXHIBIT 99.1
SECOND QUARTER AND FULL YEAR 2023 OUTLOOK

Second Quarter 2023 Key Guidance Metrics
Reflects expectations relative to second quarter

Total Company GAAP Revenue	Down Mid-to-High-Single Digit percent
Total Non-GAAP Operating Expenses	Up Low-Single Digit percent
Non-GAAP Operating Expenses (excluding programming)	Flat-to-Down Slightly

Full-Year 2023 Key Guidance Metrics

Corporate	$40 - 45 million
Depreciation	$60 - 65 million
Amortization	$53 - 54 million
Interest Expense	$170 - 175 million
Capital Expenditures	$55 - 60 million
Effective Tax Rate	23.5 - 24.5%
Net Leverage Ratio	Mid 2x's

EXHIBIT 99.1

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and the company’s Board of Directors use non-GAAP financial measures for purposes of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses non-GAAP measures such as Adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow to evaluate management’s performance. The company, therefore, believes that each of the non-GAAP measures presented provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. The company also believes these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

The company is furnishing in this report non-gaap operating expenses (both including and excluding programming expenses) that exclude from its reported GAAP results the impact of “special items” consisting of spectrum repacking reimbursements and other, net, and M&A-related costs.

The company believes that such expenses and credits are not indicative of normal, ongoing operations. While these items should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods as these items can vary significantly from period to period depending on specific underlying transactions or events that may occur. Therefore, while we may incur or recognize these types of expenses and gains in the future, the company believes that removing these items for purposes of calculating the non-GAAP financial measures provides investors with a more focused presentation of our ongoing operating performance.

The Company is not able to reconcile these amounts to their comparable GAAP financial measures without unreasonable efforts because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted. Examples of such information include (1) the receipt of a $136 million merger termination fee from Standard General and (2) share based compensation, which is impacted by future share price movement in the Company’s stock price and also dependent on future hiring and attrition. In addition, the Company believes such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that the Company may exclude from these non-GAAP expense numbers, when determined, may be significant to the calculation of the comparable GAAP measures.
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